PRESS RELEASE

                         DTLL APPOINTS NEW BOARD MEMBER

Reno, Nevada, November 7, 2006: DTLL, INC ("DTLL") (OTCBB:DTLI.OB) announced today that it has appointed William N. Thompson to the Board of Directors of the company and its subsidiary Solstice International, Inc (www.solsticeresorts.com).

Dr William Thompson has more than 30 years experience in the gaming industry. Mr Thompson's articles have appeared in publications such as Journal of Gambling Studies, Casino Executive, and Gaming and Wagering Business. He has traveled throughout Latin America and Europe studying casinos and the gaming industry.

Dr Thompson has lectured extensively and written more than forty five articles for the Las Vegas Sun on casinos. He is the author of Legalized Gambling: A Reference Handbook (1994,1997), and Native American Issues (1996). He authored Gambling in America: An Encyclopedia published in 2001. Dr Thompson has been a consultant to the National Gambling Impact Study Comm., Loto Quebec, Crystal Casino, Winnipeg, the Detroit Casino Study Commission, the Puerto Rico Tourism Co., the Netherlands Board of Casino Games, and Native American gaming in Michigan, California, Arizona, Washington, Idaho, Texas, Montana, and Ontario.

Dr. Thompson has appeared as a gambling authority on numerous national media programs and quoted in national news media publications. He is an Ann Arbor, Michigan native, received a Bachelor of Arts and Master of Arts degrees (Political Science) from Michigan State University and a Ph.D. (Political Science) from the University of Missouri. Dr Thompson has also served on faculties of Southeast Missouri State, Western Michigan, and Troy State (Europe). Dr Thompson was a Research Associate with the National Association of Attorneys General, and Research Advisor for the Pension and Welfare Benefits Programs in the United States Department of Labor. Dr Thompson is a Professor of Public Administration, University of Nevada-Las Vegas.

DTLL intends to have its properties developed as destination hotel, resort and casino, with condominiums and other amenities. The development of the properties are subject to risks and uncertainties which include, but are not limited to, those relating to permitting, financing, the actions of federal, state, or local governments and agencies. DTLL may be affected by some or all of these factors and other risks and uncertainties, many of which are beyond DTLL's control. Except for historical statements contained herein, the statements made in this release constitute forward-looking statements that involve risks and uncertainties.

For further information, contact:

Dual Cooper
Solstice International, Inc
6100 Neil Road, Suite 500
Reno, Nevada 89511
Phone: (206) 339-9221
requestinfo@solsticeresorts.com